Responses to N-SAR for 12/31 Funds for the year ended 12/31/17


Tax Exempt Funds

Exhibit 99.77I

Terms of new or amended securities

As of April 12, 2017, Class B Shares of the First Investors California Tax Exempt Fund were no longer available for purchase. This change was disclosed in a supplement dated April 12, 2017 to the Tax Exempt Funds Prospectus which was filed with the Securities and Exchange Commission via EDGAR pursuant to Rule 497 on April 12, 2017
(Accession No. 0000898432-17-000453), and is hereby incorporated by reference as part of the response to Item 77I of Form N-SAR.